Exhibit 99.1

News Release

Contact:                                                   Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES SECOND QUARTER 2008 RESULTS AND COMMENTS ON RECENT SIGNIFICANT COMPANY ACCOMPLISHMENTS

Recent Events:

•                  Phase 2a clinical trial evaluating MB07803 as a treatment for diabetes completed ahead of schedule and results showed that the candidate was safe, well tolerated and met primary efficacy endpoint

•                  Phase 1b clinical trial for MB07811 completed on time and results showed that it was safe, well tolerated and demonstrated significant reductions in cholesterol and triglycerides

•                  Approximately $10 million raised through a warrant exchange and concurrent private placement

•                  Merck & Co. research collaboration to discover activators of AMPK with potential to treat diabetes extended by one year

•                  Dr. Elizabeth Stoner, former SVP of Global Clinical Development Operations at Merck, appointed to Metabasis’ Board of Directors and Scientific Advisory Board

•                  Presentations at ACS and ADA highlighted preclinical data for MB07803 and the Company’s glucagon antagonist program

•                  Collaboration formed with Roche to develop compounds for HCV using Metabasis’ proprietary liver-targeting technology

SAN DIEGO, CA — August 7, 2008 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), announced today its financial results for the second quarter ended June 30, 2008 and commented on second quarter results and recent company events and accomplishments.

Financial Results:
Revenue for the second quarter of 2008 was $0.7 million, down from $1.6 million, for the second quarter of 2007. The $0.9 million decrease was mainly due to the absence of license fees and sponsored research revenue recognized in the second quarter of 2007 in connection with the former collaboration with Idenix. Revenue for the six months ended June 30, 2008 was $1.6 million compared to $5.0 million for the prior year period. The $3.4 million decrease was primarily due to the absence of license fees of $1.8 million recognized in the prior year period in connection with the former collaboration agreement with Schering-Plough Corporation, which was terminated in September 2007, as well as revenue related to the collaboration agreement with Idenix, the research portion of which ended in October 2007.

Research and development expenses for the second quarter of 2008 decreased to $9.7 million from $11.1 million in the second quarter of 2007. Research and development expenses for the six months ended June 30, 2008 were $19.4 million compared to $20.6 million for the prior year period. The decreases for the quarter and six-month period were mainly due to decreased clinical development costs for MB07803, MB07133 and MB07811 and stock-based compensation. General and administrative expenses decreased to $2.6 million for the second quarter of 2008 from $3.2 million for the second quarter of 2007. General and administrative expenses for the six-month period ended June 30, 2008 were $5.1 million compared to $6.5 million for the prior year period. The decreases for the quarter were primarily due to lower depreciation and stock-based compensation and for the six-month period were primarily due to a decrease in professional services, depreciation and stock-based compensation. Stock-based compensation expense included in research and development and general and administrative expenses during the second quarter of 2008 was $0.6 million and $0.4 million, respectively. Stock-based compensation expense included in research and development and general and administrative expenses for the six months ended June 30, 2008 was $1.2 million and $0.8 million respectively.

Net loss for the second quarter of 2008 was $11.5 million or $0.34 per share compared to a net loss of $11.9 million or $0.40 per share in the second quarter of 2007. Net loss for the six months ended June 30, 2008 was $22.6 million or $0.70 per share compared to a net loss of $20.4 million or $0.67 per share for the prior year period.

As of June 30, 2008, Metabasis had $32.5 million in cash, cash equivalents and securities available-for-sale compared to $42.4 million as of December 31, 2007, a decrease of $9.9 million. The decrease is primarily attributable to the use of cash to fund ongoing operations, net of the approximately $10 million in proceeds from the warrant exchange and concurrent private placement.

Recent Company Highlights

•                  Proof-of-Concept Clinical Trial for MB07803 Completed
As reported in April, Metabasis successfully completed a Phase 2a, 28-day initial proof-of-concept clinical trial for MB07803, its second generation FBPase inhibitor product candidate for the treatment of type 2 diabetes. The primary efficacy endpoint of the clinical trial was achieved with administration of MB07803 once daily resulting in a statistically and clinically significant reduction in fasting plasma glucose (FPG) at day 28 versus placebo. The clinical trial also showed that MB07803 was safe and well tolerated.

The results of this clinical trial will be presented by Dr. Alan Garber at The World Congress on Controversies to Consensus in Diabetes, Obesity and Hypertension being held in Barcelona in October. Based on the favorable safety profile observed in the successful Phase 2a clinical trial, the Company plans to evaluate higher doses in patients later this year with the aim of using the results of this next clinical trial to select doses for the Phase 2b clinical trial that it currently plans to initiate in 2009.

•                  Multiple-Dose Clinical Trial for MB07811 Completed
Also previously announced, Metabasis successfully completed a 14-day, Phase 1b, multiple-dose clinical trial for MB07811 in subjects with mild hypercholesterolemia. In this clinical trial, MB07811 was shown to be safe and well tolerated across the seven doses tested, ranging from 0.25 mg up to 40 mg administered once a day. Significant placebo-adjusted low-density lipoprotein cholesterol (LDL-C) reductions from baseline were observed, as were significant reductions in placebo-adjusted triglyceride (TG) levels with no apparent impact on heart rate, heart rhythm or blood pressure. The Company is continuing to review these recent results and currently expects to initiate a 12-week Phase 2a clinical trial later this year or early in 2009.

•                  Scientific Conference Presentations
The Company gave a presentation on MB07803 at the 235th American Chemical Society (ACS) National Meeting & Exposition in April, which provided data from several preclinical studies and a Phase 1 clinical trial demonstrating the Company’s rationale for selection of MB07803 for clinical development. At the 68thAnnual Scientific Sessions of the American Diabetes Association (ADA) in June, the Company also presented preclinical data for MB07803, showing it to have excellent pharmacokinetic properties and to lower glucose levels in certain animal models. Also at ADA, data were presented from several preclinical studies for the Company’s glucagon antagonist program.

•                  Collaboration with Roche to Develop Compounds for HCV
The Company announced today the establishment of a two-year collaboration with Roche, in which Metabasis’ HepDirect® liver-targeting technology will be applied to Roche’s proprietary lead nucleosides for the treatment of hepatitis C virus (HCV). Under the terms of the agreement, Metabasis will receive an upfront payment of $10 million and potential additional payments up to $193 million, as well as royalties on net sales of any marketed products resulting from the collaboration.

“Late last year, we realigned our internal resources to primarily focus on our metabolic disease programs and began this year with a number of important strategic goals,” commented Dr. Paul Laikind, president and chief executive officer. “To date, we have accomplished the preclinical and clinical goals we projected for the first half of the year including the successful completion of important clinical trials for MB07803 and MB07811. We also further bolstered our balance sheet in the quarter with a warrant exchange and concurrent private placement raising approximately $10 million.

“We also set near-term business development goals and continue to make good progress in that area as well. The Roche collaboration mentioned above not only bolsters our balance sheet, but provides an opportunity to apply our unique liver-targeting capabilities in collaboration with an industry leader to potentially bring forward an important new therapy for HCV. In fact, this collaboration provides further evidence of the industry acceptance of our HepDirect technology platform as an important tool for developing new therapies for difficult to treat diseases.  Additionally, we announced earlier this year that our sponsored research collaboration with Merck & Co. for the discovery of AMP-activated protein kinase (AMPK) for the treatment of metabolic disease was extended by one year, through June 2009. We are also continuing discussions with companies regarding establishing strategic collaborations for certain of our other assets, and hope to have additional progress in this area to report to you in the second half of this year. We are very pleased with the progress we made this quarter on all fronts, capping a very productive first half and positioning us for a productive second half of 2008.”

Conference Call:
The Metabasis management team will host a conference call and live webcast to discuss second quarter 2008 financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Individuals interested in participating in the call may do so by dialing 866-825-3308 for domestic callers and 617-213-8062 for international callers. Please specify to the operator “Metabasis Therapeutics” when asked for a passcode. The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any necessary software download.

About Metabasis (www.mbasis.com):
Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways to develop novel therapies to treat metabolic and other diseases. The Company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of drug candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others. Although not a core focus of the Company, Metabasis has also discovered and developed drug candidates indicated for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or partner. All product candidates were developed internally using proprietary technologies.

Forward-looking Statements:
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the completion and results of clinical trials for MB07803 and MB07811 and timelines for the initiation of additional clinical trials of those product candidates; the potential efficacy and benefits of, and the potential market for, Metabasis’ product candidates; the progress and potential of Metabasis’ glucagon antagonist program; the status of ongoing and future partnering activities including current collaborations with Roche and Merck and potential collaborations for other programs and product candidates; and other potentially value driving future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the three months ended March 31, 2008 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$32,501	$42,438
Other current assets	1,215	1,157
Total current assets	33,716	43,595
Property and equipment, net	5,726	6,356
Other assets	322	172
Total assets	$39,764	$50,123

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$2,455	$4,934
Other current liabilities	6,561	6,593
Total current liabilities	9,016	11,527
Long-term liabilities	9,706	6,495
Stockholders’ equity	21,042	32,101
Total liabilities and stockholders’ equity	$39,764	$50,123

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Sponsored research	$514	$938	$1,039	$1,876
License fees	173	666	590	3,133
Other revenue	—	—	—	21
Total revenues	687	1,604	1,629	5,030

Operating expenses:
Research and development	9,667	11,065	19,412	20,571
General and administrative	2,569	3,186	5,088	6,450
Total operating expenses	12,236	14,251	24,500	27,021
Loss from operations	(11,549)	(12,647)	(22,871)	(21,991)
Total interest income, net	7	712	229	1,550
Net loss	$(11,542)	$(11,935)	$(22,642)	$(20,441)
Basic and diluted net loss per share	$(0.34)	$(0.40)	$(0.70)	$(0.67)
Shares used to compute basic and diluted net loss per share	34,244	30,213	32,501	30,502